Exhibit 99.1

Boston Scientific elects Cathy Smith and Christophe Weber to Board of Directors

Marlborough, Mass. (February 23, 2026) -- Boston Scientific Corporation (NYSE: BSX) announced today the election of Cathy Smith and Christophe Weber to its Board of Directors, effective February 18, 2026.

Smith is a seasoned executive with deep expertise in finance, corporate strategy and operational excellence. She currently serves as chief financial officer of Starbucks. Previously, she held chief financial officer roles at Nordstrom, Bright Health, Target, Express Scripts and Walmart, supporting large, complex organizations through periods of significant growth. Smith currently serves on the board of PPG Industries. She holds an MBA from the University of Southern California and a bachelor’s degree in business economics from the University of California, Santa Barbara.

Weber brings extensive global leadership experience across the pharmaceutical industry. He is the president and chief executive officer of Takeda Pharmaceutical since April 2015, retiring in June 2026. He joined Takeda in 2014 as president and chief operating officer. Prior to Takeda, Weber held roles of increasing responsibility in multiple countries at GlaxoSmithKline. He has led large-scale transformations grounded in the principles of patient and customer-centricity, helping global organizations operate more effectively while remaining focused on delivering meaningful outcomes for patients. Weber earned a doctorate in pharmacy from Université de Lyon and has an advanced degree in accounting and finance.

“We are pleased to welcome Cathy and Christophe to the board,” said Mike Mahoney, chairman and chief executive officer, Boston Scientific. “Each brings deep leadership experience, strategic insight and a strong track record of value creation that will support our continued focus on innovation, disciplined growth and improving patient care worldwide.”

The election of Smith and Weber to Boston Scientific’s Board of Directors follows the previously announced retirements of John Sununu and Yoshiaki Fujimori from the board, who will each serve until, and will not stand for re-election at, Boston Scientific’s 2026 annual meeting of stockholders.

About Boston Scientific

Exhibit 99.1

Boston Scientific transforms lives through innovative medical technologies that improve the health of patients around the world. As a global medical technology leader for more than 45 years, we advance science for life by providing a broad range of high-performance solutions that address unmet patient needs and reduce the cost of healthcare. Our portfolio of devices and therapies helps physicians diagnose and treat complex cardiovascular, respiratory, digestive, oncological, neurological and urological diseases and conditions. Learn more at
www.bostonscientific.com and follow us on LinkedIn.

CONTACTS:
Chanel Hastings
Media Relations
+1 (508) 382-0288
Chanel.Hastings@bsci.com

Lauren Tengler
Investor Relations

+1 (508) 683-4479
BSXInvestorRelations@bsci.com